Exhibit 99.1

News Release

Jagged Peak Energy Inc. Chairman, President & CEO Joseph Jaggers
To Retire in Late March
Independent Director James Kleckner to Become President & CEO
Following Transition Period
Director Charles Davidson to Become Board Chairman
Company Provides Selected Unaudited Financial Results

DENVER February 26, 2018 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) Chairman, President and CEO Joseph N. Jaggers today announced plans to retire at the end of March 2018 for health and personal reasons. Following an orderly transition, current independent director James J. Kleckner will become the Company’s President and CEO. Also as part of the succession plan, current Company director Charles D. Davidson, former CEO of Noble Energy Inc., will assume the role of Chairman. Both appointments will take effect on the date of Mr. Jaggers’ retirement.

The Company also announced today that Executive Vice President and Chief Operating Officer J. Jay Stratton, Jr. has departed the Company. Craig Walters has been elected by the Company’s Board of Directors (the “Board”) to serve as Executive Vice President and Chief Operating Officer.

It is anticipated that Mr. Jaggers will remain full time with the Company until his retirement and on a consulting basis thereafter to assist with the transition.

Mr. Kleckner will remain on the Board, but will resign his positions on the audit and compensation committees effective upon being named President and Chief Executive Officer. Michael C. Linn, who currently serves on the Board as an independent director, will be elected to Mr. Kleckner’s position on the audit committee when Mr. Kleckner becomes President and CEO.

“On behalf of the Board and the entire Jagged Peak Energy team, we thank Joe for his leadership and vision since the Company’s founding in 2013,” said Mr. Davidson. “The Company he founded is characterized by exemplary assets and an outstanding organization. He has been a leader in the industry and recognized for his foresight and tenacity in the exploration and development of the Delaware Basin. We wish him the best in his retirement and sincerely appreciate his assistance through this transition.

“Jim Kleckner will join the Company as President and CEO after a successful career at Anadarko Petroleum where he led the evolution of the DJ Basin into a major unconventional resource play. I am confident that the experience and skills he brings to the Company will drive our future success as we transition to full field development,” added Mr. Davidson.

“I am proud of the growth we have achieved at Jagged Peak and that what we accomplished was done in a spirit of continuous discovery, improvement and efficiency,” said Mr. Jaggers. “From a simple beginning in 2013 with an idea and a financial commitment from Quantum Energy Partners, we built a Company that today produces over 28,000 net Boe per day. However, I will turn 65 later this year and the time has come for me to shift my focus from full-time professional duties to personal priorities. I have known Jim Kleckner for decades and have tremendous respect for his leadership qualities and character, along with the utmost confidence in his ability to lead the Company to continued success.”

“I am honored to succeed Joe as President and CEO of Jagged Peak Energy and am grateful to the Board for their confidence in me to lead this organization,” said Mr. Kleckner. “It is a privilege to serve Jagged Peak’s stockholders and employees and to join a peer-leading pure play Delaware Basin company with an impressive asset base, enviable balance sheet and proven record of strong performance. I look forward to capitalizing on the Company’s operational capabilities, technical expertise and superior acreage to support the Company’s growth objectives and enhance stockholder value. I am excited that Craig Walters has decided to join our leadership team as Chief Operating Officer.

I have had the good fortune to have previously worked with Craig for a number of years and am confident that his experience and leadership will further enhance our performance as we grow the Company.”

Mr. Kleckner was appointed as an independent member of the Company’s Board in January 2017. He retired from Anadarko Petroleum Corporation as its Executive Vice President, International and Deepwater Operations in August of 2016, after serving in various senior level operating positions for Anadarko and its predecessors since 1981, including Regional Vice President of Anadarko’s Rockies’ operations from 2004 to 2013 during which he led the transformation of the region through investments in several unconventional assets. This resulted in production growing from less than 50 MBoe/d to over 300 MBoe/d during the period of his leadership. Mr. Kleckner holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

From 1994 through 2017, Mr. Walters served in various operational, technical and business development roles at Anadarko Petroleum Corporation, most recently as Vice President, Rockies Operations where he oversaw assets producing 330 MBoe/d net, including a very active multi-billion dollar unconventional development program in the DJ Basin. Mr. Walters holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

Mr. Davidson was appointed as a member of the Board in September 2016. Mr. Davidson is a Venture Partner with Quantum Energy Partners and serves on the firm’s Investment Committee. He served as Chief Executive Officer of Noble Energy, Inc. from 2000 to 2014 and its Chairman from 2001 until his retirement from Noble in May 2015.

Financial Update

As a result of the executive management transition, the Company will provide 2018 guidance on March 22, 2018 in conjunction with reporting fourth quarter and full year 2017 results. On an interim basis, the Company is providing the following unaudited financial information for 2017:

•
Production volumes for the fourth quarter of 2017 were 24,037 Boe/d (80% oil), an increase of 25% compared to third quarter 2017. For the full year, Jagged Peak produced 16,974 Boe/d (80% oil), an increase of over 200% compared to 2016 production.

•	Full year 2017 LOE was $2.88 per Boe, and fourth quarter 2017 LOE was $3.25 per Boe.

•
Capital expenditures for drilling and completion activities in the fourth quarter were $168.5 million. For the full year, the Company spent $567.6 million on drilling and completion activities. Capital expenditures for infrastructure totaled $8.1 million during the fourth quarter of 2017 and $29.9 million for the full year. Additionally, $69.1 million was spent throughout 2017 to add approximately 9,200 net acres to the Company's leasehold position.

•
Total proved oil and gas reserves as of December 31, 2017 were 82.4 MMBoe (80% oil), an increase of 118% compared to proved reserves at the end of 2016. This increase in reserves resulted in a reserve replacement ratio of over 800% in 2017.

•	Total identified locations for the Company have increased to 2,090, representing over 40 years of drilling inventory assuming current activity levels.
Fourth quarter production was less than anticipated primarily due to fewer well completions and delays with both operated and non-operated wells coming online during the quarter.

Operating Update

The Company spud 14 gross operated wells and completed and brought online 14 gross operated wells in the fourth quarter of 2017. The majority of activity in the fourth quarter was focused in the Wolfcamp A, with 11 of the 14 completions in this formation. The Company is currently operating 4 completion crews and 5 drilling rigs. In the first quarter of 2018 to date, 4 gross operated wells have been completed and brought online, and an additional 6 and 7 gross operated wells are currently being completed and waiting on completion, respectively.

Upcoming Investor Events

The Company expects to report full year and fourth quarter 2017 earnings on Thursday, March 22, 2018 after market close. Jagged Peak will host a conference call and webcast to discuss these earnings on Friday, March 23, 2018 at

9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Investor Relations section of the Company's website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6837 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephone replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, March 23, 2018 through Friday, April 14, 2018 at 10:00 pm MDT (12:00 midnight EDT). To access the replay, dial 1-844-512-2921 (international callers, dial 1-412-317-6671) and enter confirmation code 10004408. A live broadcast of the earnings conference call will also be available via the Company's website at www.jaggedpeakenergy.com under the "Investor Relations" section of the site. A replay will also be available on the website approximately two hours after the conference call. The presentation material for this conference call will also be available on the Company website.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, planned management transition, anticipated changes to the Board, drilling, completion, production and development expectations; improving field operations, analyzing data to improve well results; service cost increases; estimates of current net operated production; expected number of rigs and completion crews; downspacing and new formation development; and the ability to increase shareholder value. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas and NGL prices, including any impact on the Company's asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak's ability to adequately insure against such events; and other such matters discussed in the "Risk Factors" section of Jagged Peak's 2016 Annual Report on Form 10-K and the Form 10-Q for the quarter ended September 30, 2017, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior-forward looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts

Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com